* Portions of this exhibit, identified as by the mark [*] have been omitted because these portions contain information that is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Exhibit 10.1.1

AMENDMENT TO

AMENDED AND RESTATED OPERATING AGREEMENT

OF

DORAN CANTERBURY I, LLC

THIS AMENDMENT is made effective as of December 20, 2018 to that certain Amended and Restated Operating Agreement dated August 17, 2018 (the “Operating Agreement”) among Doran Shakopee, LLC, a Minnesota limited liability company (“Doran”), Canterbury Development LLC, a Minnesota limited liability company (“Canterbury”), and Doran Canterbury I, LLC, a Minnesota limited liability company (the “Company”). Doran and Canterbury are each hereinafter referred to as a “Member” and together as the “Members.”

WHEREAS, the Members and the Company mutually desire to amend the Operating Agreement;

NOW THEREFORE, for good and valuable consideration, it is hereby agreed as follows;

1.         Section 1.1 of the Operating Agreement is hereby amended to delete the definition of “Letter of Credit.”

2.         Section 2.9 of the Operating Agreement is hereby amended to read in its entirety as follows;

“2.9   Road Vacation and Construction. As a part of its contribution of the Project Land under ARTICLE III of this Agreement, Canterbury shall convey and dedicate to the City all land necessary for, and cause to be constructed, an extension of Shenandoah Drive, from Vierling Drive East to Barenscheer Road and associated improvements (including but not limited to road construction (including curbs and gutters), road upgrades, extension and upgrade of utilities, installation of pathways, landscaping, traffic circles, ponding and other related work), as generally depicted on Exhibit A to this Agreement (the “Roadway Extension”). The Company and the Members shall take all actions necessary to obtain the vacation or partial vacation by the City of a portion of Shenandoah Drive, the publicly dedicated (but unbuilt) roadway currently running through the Project Land, lying outside of the area of the Roadway Extension. All costs of development and construction of the Roadway Extension, including any assessments by the City relating to the Roadway Extension, and the vacation of Shenandoah Drive (the “Roadway Extension Costs”) shall be Canterbury’s costs, Work on the Roadway Extension that is sufficient to afford the Company access to the entrance of the Project from the north shall be completed by [*] unless otherwise extended as agreed to by the Managing Member, provided that such date shall be extended to the extent of any delay in such completion occasioned by: (i) the act or omission of the Company, or (ii) acts of nature, unusually inclement weather, labor strikes, material shortages, war, terrorism, civil unrest or other causes beyond the reasonable control of Canterbury (including inaction or other delays of governmental authorities that are unforeseeable and not the result of inaction, delay or any other failure of Canterbury) (collectively, “Force Majeure Events”). If Canterbury experiences delays in completion of the Roadway Extension due to Force Majeure Events, Canterbury shall provide written notice to Doran. Notwithstanding anything contained in this Agreement to the contrary, the following shall be conditions precedent to the obligation of Canterbury to commence development and construction of the Roadway Extension: (i) completion of the City Project Approval Process, (ii) closing of the Project Financing, and (iii) commencement of construction of the Project under the Construction Services Agreement; provided, however, that Canterbury, in its sole discretion, may waive any or all of such conditions precedent. In the event that the foregoing conditions are satisfied or waived and Canterbury nonetheless fails to complete work on the Roadway Extension sufficient for Company access from the north by [*] for any reason other than Force Majeure Events, and such failure continues for a period of 30 days after written notice of such default from Doran, Doran shall have the right to undertake and complete such work, upon giving written notice to Canterbury, and Canterbury hereby grants Doran a reasonable right of access over land owned by Canterbury and its Affiliates for the purpose of completing such work. In the event that Doran undertakes to complete work on the Roadway Extension under the foregoing sentence, Doran may draw upon funds escrowed with TCF National Bank to secure completion of work on the Roadway Extension to pay for the costs to complete such work, without the prior approval of Canterbury. If Doran undertakes to complete such work but for any reason is unable to draw upon the escrowed funds in an amount sufficient to pay all costs to complete such work, Doran shall have the option of (x) making written demand to Canterbury for reimbursement of all costs incurred by Doran in such work that are not paid from funds escrowed with TCF National Bank or (y) electing to adjust the Percentage Interests of the Members in the Company as provided below. If Doran elects to adjust the Percentage Interests of the Members, or if Doran is unable to obtain reimbursement from Canterbury within 60 days after making written demand for reimbursement, the Percentage Interests of the Members in the Company shall be equitably adjusted on a pro-rata basis, following the date of completion, to reflect the total amount of unreimbursed costs incurred by Doran in completing the Roadway Extension.”

3.         The last sentence of Section 3.3(b) of the Operating Agreement is hereby amended to read in its entirety as follows:

“In exchange for such conveyance to the Company, together with the payment by Canterbury of the Roadway Extension Costs described in Section 2.9 and the Subdivision Costs described above in this Section 3.3(b), and together with the other commitments and obligations of Canterbury set forth in this Agreement), Canterbury shall be credited with a Capital Contribution equal to 27.4% of all Capital Contributions to the Company and shall have a Percentage Interest of 27.4% as a Member.”

4.         Section 3.3(d) of the Operating Agreement 18 hereby amended to read in its entirety as follows:

“At or before closing on Project Financing of the Project, Doran shall contribute to the Company (i) cash, (ii) property, (iii) unreimbursed expense payments, or (iv) other contributions or advances allowed by HUD or any other lender providing the Project Financing, in such amounts as am necessary to satisfy any minimum equity requirements of HUD or such other lender and to complete development of the Project. In exchange for such contributions to the Company (together with the other commitments and obligations of Doran set forth in this Agreement), Doran shall be credited with a Capital Contribution equal to 72.6% of all Capital Contributions to the Company and shall have a Percentage Interest of 72.6% as a Member,”

5.         Section 3.9 of the Operating Agreement is hereby amended to read in its entirety as follows:

“3.9   Cash Collateral Deposit. Canterbury shall deposit such amounts in cash with the bank or other lender providing Project Financing as the Members may mutually approve, in an interest-bearing account, to serve as a cash collateral deposit for the Project Financing. The deposit shall be made on or before the date of closing on Project Financing. If permitted by such bank or other lender, Canterbury may substitute a letter of credit for some or all of the cash collateral deposit. When, pursuant to the terms of the Project Financing, the cash collateral deposit or any substitute letter of credit is released by the lender providing Project Financing, the entire amount of any cash deposit, including any accrued interest, shall be refunded to Canterbury and any letter of credit shall be terminated. In the event that any or all of such deposit or letter of credit is drawn on by the lender under the terms of any applicable cash collateral pledge, control or security agreement or under the terms of any letter of credit, such amount shall constitute a Member Construction Loan and/or Operating Deficit Loan (as the case may be) to the Company by Canterbury, in the principal amount of the draw, which shall be evidenced by one or more Loan Notes.”

6.         Section 4.1(c) of the Operating Agreement is hereby amended to revise subsection (vii) and add a new subsection (viii), to read as follows:

“(vii)  Next to return to Doran the sum of [*] contributed by Doran to the Company pursuant to Section 3.3(d) of this Agreement; and

(viii)  Finally, the remainder to the Members in accordance with their Percentage Interests.”

IN WITNESS WHEREOF, the Company and the Members have executed this Amendment to the Operating Agreement by their authorized representatives effective as of the day and year first above written.

COMPANY

DORAN CANTERBURY I, LLC

By: DORAN SHAKOPEE, LLC Its: Managing Member

/s/ Kelly J. Doran
By: Kelly J. Doran Chief Manager

MEMBERS

DORAN SHAKOPEE, LLC

/s/ Kelly J. Doran
By: Kelly J. Doran Chief Manager

CANTERBURY DEVELOPMENT LLC

/s/ Randall D. Sampson
By: Randall D. Sampson President and Chief Executive Officer